                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

--------------------------------------------------------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) July 24, 1998
                               AHL Services, Inc.
             (Exact name of registrant as specified in its charter)


             Georgia                      0-22195                58-2277249
-------------------------------  ------------------------  ---------------------
(State or other jurisdiction of  (Commission File Number)      (IRS Employer
         incorporation)                                      Identification No.)


3353 Peachtree Road, NE, Atlanta, Georgia                         30326
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code    (404) 267-2222
                                                  ---------------------


                       This document consists of 3 pages.

Item 2. Acquisition or Disposition of Assets.

         On July 24, 1998, a wholly owned subsidiary of AHL Services, Inc. (the "Registrant") acquired certain assets of Gage Marketing Group, LLC, and all of the outstanding equity of Adistra, LLC (collectively "Gage" or "Gage Marketing Support Services Group"), which together represented the marketing execution and fulfillment business of Gage Marketing Group, LLC, for aggregate consideration of $81.1 million, consisting of $54.1 million in cash, 461,172 shares of AHL common stock (which were valued of $17.0 million) and $10.0 million in convertible promissory notes, (the "Acquisition"). The $54.1 million cash portion of the purchase price consideration was provided by the Company's credit facility with a syndicate of banks. In connection with the Acquisition, Edwin C. Gage, the President of Gage Marketing Group, LLC, was elected to the Board of Directors of the Company.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

        (a) Financial Statements of Businesses Acquired:

        Gage Marketing Support Services Group and Adistra, LLC
        Report of Independent Public Accountants
        Combined Statements of Net Assets--December 31, 1996 and 1997 and June
          30, 1998 (unaudited)
        Combined Statements of Operations and Changes in Net Assets for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 (unaudited)
        Combined Statements of Cash Flows for the years ended December 31,
          1995, 1996 and 1997
        Notes to Combined Financial Statements

        (b) Pro Forma Financial Information:

        Introduction
        Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998
        Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998

        (c) Exhibits:

         2.1 - Purchase Agreement, dated as of June 17, 1998, by and among AHL Services, Inc., Gage Marketing Group LLC and Adistra LLC.*

         2.2 - First Amendment to Purchase Agreement, dated as of July 24, 1998, by and among AHL Services, Inc., Gage Marketing Group, LLC and Adistra LLC.*

         4.1 - Convertible Subordinated Promissory Note dated July 24, 1998.*

        10.1 - Registration Rights Agreement, dated July 24, 1998, by and between AHL Services, Inc. and Gage Marketing Group, LLC.*

        10.2 - Consulting Agreement, dated July 24, 1998, by and between AHL Services, Inc. and Edwin C. Gage.*

        23.1   Consent of Arthur Andersen LLP

--------
* Incorporated by reference to the Company's Current Report on Form 8-K dated July 24, 1998 which was filed on August 10, 1998.

                        [ARTHUR ANDERSEN LLP LETTERHEAD]





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Boards of Directors of
Gage Marketing Group, LLC and Adistra, LLC:

We have audited the accompanying combined statements of net assets of Gage Marketing Support Services Group (which are entities within Gage Marketing Group, LLC) and Adistra, LLC (a Minnesota limited liability company) as of December 31, 1997 and 1996, and the related combined statements of operations and changes in net assets and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of Gage Marketing Support Services Group and Adistra, LLC as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
 March 17, 1998

             GAGE MARKETING SUPPORT SERVICES GROUP AND ADISTRA, LLC

                        Combined Statements of Net Assets

                             (Dollars in Thousands)

                                                                               December 31,
                                                               June 30,    --------------------
                                                                 1998        1997        1996
                                                               --------    --------    --------
                                                             (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                    $  2,234    $  1,022    $  3,196
  Accounts receivable, net of reserves of $179 and $292          22,662      21,075      18,623
  Due from affiliates (Note 4)                                      402       1,081          --
  Work in process                                                 5,670       4,272       4,313
  Prepaids and other                                              1,560       1,525       1,400
                                                               --------    --------    --------

              Total current assets                               32,528      28,975      27,532
                                                               --------    --------    --------

PROPERTY, PLANT AND EQUIPMENT:
  Buildings and leasehold improvements                            6,659       6,666       6,371
  Furniture, fixtures and equipment                              17,969      17,270      15,871
  Accumulated depreciation                                      (15,384)    (14,037)    (11,228)
                                                               --------    --------    --------

              Total property, plant and equipment, net            9,244       9,899      11,014

INTANGIBLE ASSETS, net of accumulated amortization of $6,107
  and $4,641                                                      8,387       8,735       8,665
                                                               --------    --------    --------

              Total assets                                     $ 50,159      47,609      47,211
                                                               ========    ========    ========

CURRENT LIABILITIES:
  Current portion of long-term debt                                 960         960         960
  Accounts payable                                               14,983      14,546       8,076
  Accrued payroll and other current liabilities                   3,509       3,642       4,632
  Customer deposits                                               5,669       4,691       6,824
  Due to affiliates (Note 4)                                         --          --       5,656
                                                               --------    --------    --------

              Total current liabilities                          25,121      23,839      26,148

LONG-TERM DEBT                                                      320         800       6,680

OTHER LONG-TERM OBLIGATIONS                                       1,322       1,403         570

COMMITMENTS AND CONTINGENCIES (Note 5)                               --          --          --
                                                               --------    --------    --------

              Total liabilities                                  26,763      26,042      33,398
                                                               --------    --------    --------

NET ASSETS                                                     $ 23,396    $ 21,567    $ 13,813
                                                               ========    ========    ========



    The accompanying notes are an integral part of these combined statements.

             GAGE MARKETING SUPPORT SERVICES GROUP AND ADISTRA, LLC

                      Combined Statements of Operations and
                              Changes in Net Assets

                             (Dollars in Thousands)

                                       For the Six Months Ended
                                                June 30,             For the Years Ended December 31
                                       -------------------------     --------------------------------
                                           1998          1997          1997        1996        1995
                                         --------      --------      --------    --------    --------
                                       (Unaudited)   (Unaudited)
NET SALES                                $ 40,933      $ 39,241      $ 81,318    $ 75,582    $ 75,642

COST OF SERVICES PROVIDED                  18,709        18,159        37,892      37,578      36,998
                                         --------      --------      --------    --------    --------

              Gross profit                 22,224        21,082        43,426      38,004      38,644
                                         --------      --------      --------    --------    --------

OPERATING EXPENSES:
  Plant operating expenses                 12,914        12,483        25,532      23,322      24,181
  General and administrative                3,140         3,121         5,479       5,531       5,143
  Selling and marketing                     3,788         3,688         7,586       7,027       6,644
  Intangible amortization                     409           410           823         860         853
                                         --------      --------      --------    --------    --------

              Total operating expenses     20,251        19,702        39,420      36,740      36,821
                                         --------      --------      --------    --------    --------

INCOME FROM OPERATIONS                      1,973         1,380         4,006       1,264       1,823
                                         --------      --------      --------    --------    --------

OTHER EXPENSE:
  Interest expense                           (120)         (362)         (624)     (1,170)     (1,280)
  Other, net                                  (24)           18          (336)       (428)        (40)
                                         --------      --------      --------    --------    --------

              Net other expense              (144)         (344)         (960)     (1,598)     (1,320)
                                         --------      --------      --------    --------    --------

NET INCOME (LOSS)                        $  1,829      $  1,036         3,046        (334)        503
                                         ========      ========      ========    ========    ========

CAPITAL DISTRIBUTIONS                                                  (1,702)       (410)     (4,781)

GMG SHAREHOLDER NOTE CONVERSIONS                                        6,410          --          --
                                                                     --------    --------    --------

CHANGE IN NET ASSETS                                                    7,754        (744)     (4,278)

NET ASSETS, beginning of year                                          13,813      14,557      18,835
                                                                     --------    --------    --------

NET ASSETS, end of year                                              $ 21,567    $ 13,813    $ 14,557
                                                                     ========    ========    ========



    The accompanying notes are an integral part of these combined statements.

             GAGE MARKETING SUPPORT SERVICES GROUP AND ADISTRA, LLC

                        Combined Statements of Cash Flows

                             (Dollars in Thousands)

                                                                    For the Years Ended December 31,
                                                                   ---------------------------------
                                                                       1997       1996       1995
                                                                     --------   --------   --------
OPERATING ACTIVITIES:
  Net income (loss)                                                  $  3,046   $   (334)  $    503
  Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation, amortization and other                              4,152      3,978      4,191
      Changes in operating items:
        Receivables                                                    (2,452)     6,182     (3,562)
        Work in process                                                    41       (500)      (457)
        Prepaids and other                                               (125)        --       (495)
        Accounts payable                                                6,470     (2,868)     1,350
        Accrued and other liabilities                                     781        166        711
        Customer deposits                                              (2,133)     2,785        884
                                                                     --------   --------   --------

              Net cash provided by operating activities                 9,780      9,409      3,125
                                                                     --------   --------   --------

INVESTING ACTIVITIES:
  Purchases of property, equipment and intangible assets, net          (3,107)    (2,056)    (2,942)
  Change in amounts due from affiliates, net                           (6,737)    (2,588)     5,284
                                                                     --------   --------   --------

              Net cash (used for) provided by investing activities     (9,844)    (4,644)     2,342
                                                                     --------   --------   --------

FINANCING ACTIVITIES:
  Repayments on long-term debt                                           (960)      (960)      (960)
  Other long-term obligations, net                                        552       (199)       271
  Capital distributions                                                (1,702)      (410)    (4,781)
                                                                     --------   --------   --------

              Net cash used for financing activities                   (2,110)    (1,569)    (5,470)
                                                                     --------   --------   --------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                     (2,174)     3,196         (3)

CASH AND CASH EQUIVALENTS, beginning of year                            3,196         --          3
                                                                     --------   --------   --------

CASH AND CASH EQUIVALENTS, end of year                               $  1,022   $  3,196   $     --
                                                                     ========   ========   ========

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                             $    269   $    261   $    228
                                                                     ========   ========   ========



    The accompanying notes are an integral part of these combined statements.

             GAGE MARKETING SUPPORT SERVICES GROUP AND ADISTRA, LLC

                     Notes to Combined Financial Statements

                           December 31, 1997 and 1996


1.   BACKGROUND INFORMATION:

The combined financial statements include the accounts of Gage Marketing Support Services Group (GMSSG) and Adistra, LLC (Adistra) (together, the Companies). GMSSG includes the executional business units of Gage Marketing Group, LLC
(GMG). GMG is a Minnesota limited liability company. GMG provides financing and corporate administrative services for the Companies, and charges the Companies for the cost of the resources used. These charges equaled $2,227,000, $2,025,000 and $1,642,000 in 1997, 1996 and 1995, respectively, and are included in general and administrative and selling and marketing expenses in the attached combined statements of operations and changes in net assets.

On December 31, 1991, through a series of transactions, the current shareholders of GMSSG and Adistra purchased the Companies (the Acquisition). The Acquisition was accounted for using the purchase method of accounting. As of December 31, 1997, members of the Gage family owned 100% of the Companies. All significant intercompany balances have been eliminated in combination.

NATURE OF BUSINESSES

The Companies' businesses and services fall within the executional dimension of marketing, including services related to consumer promotion fulfillment, direct marketing fulfillment, trade distribution fulfillment, packaging and distribution, teleservices, administrative services, information services, lettershop and printing. The Companies' client base is primarily made up of large consumer products companies located throughout the United States. Services provided are primarily in the U.S. and Canada.

The Companies have seven operating facilities in the Minneapolis area. The Companies also operate five facilities in Michigan, Illinois and Texas, and one facility in Winnipeg, Canada and one facility in Mexico.

CHANGE IN EQUITY AND CORPORATE STRUCTURE

Following the close of business on December 31, 1996, a series of transactions took place which resulted in the merger of Adistra Corporation (a Michigan corporation) into Adistra, LLC (a Minnesota limited liability company), with no change in the debt, aggregate capital or ownership.

INTERIM FINANCIAL DATA

The combined statement of net assets as of June 30, 1998 and the combined statements of operations for the six months ended June 30, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of the results to be expected for a full year.

2.   SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPALS OF COMBINATION

The accompanying combined financial statements include the accounts of GMSSG and Adistra. All significant intercompany accounts have been eliminated.

USE OF ESTIMATES

The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, reserves and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the reserve for bad debts, account management fees and valuation of intangibles. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

SALES RECOGNITION AND CUSTOMERS

The Companies recognize sales as services are provided or on the completed contract method. The Companies have one significant customer whose business represented 13%, 18% and 19% of the combined net sales for 1997, 1996 and 1995, respectively.

ACCOUNT MANAGEMENT FEES

The Companies recognize, as account management fees, credits which have remained outstanding for an extended period. These fees, totaling $699,000 in 1997, $889,000 in 1996 and $945,000 in 1995, are included in net sales in the accompanying combined statements of operations and changes in net assets.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist primarily of bank deposits. There are no restrictions on withdrawals of these funds.

WORK IN PROCESS

Work in process consists of labor and material costs for promotional programs that have not been completed.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the respective assets, ranging from 3 to 40 years. Repairs and maintenance are charged to expense as incurred. Depreciation expense was $2,728,000, $2,905,000 and $3,033,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

INTANGIBLE ASSETS

Intangibles were comprised of the following (in thousands):

                                                                                 1997           1996
                                                                               --------       --------
              Goodwill                                                         $ 10,424       $ 10,424
              Capitalized software                                                4,418          2,882
                                                                               --------       --------
                                                                                 14,842         13,306
              Less- Accumulated amortization                                      6,107          4,641
                                                                               --------       --------
                                                                               $  8,735       $  8,665
                                                                               ========       ========

Intangible assets are amortized over their estimated economic lives, which range from 3 to 15 years. Amortization expense for goodwill and capitalized software was $1,424,000, $1,073,000 and $1,158,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

CUSTOMER DEPOSITS

Customer deposits consist of funds received from customers in advance of disbursement, pursuant to promotional programs.

LONG-LIVED ASSETS

The Companies review their long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Based on the review, the Companies believe that the carrying amounts of long-lived assets are recoverable.

3.   INCOME TAXES:

GMG is taxed as a partnership. Adistra was taxed as an S corporation for 1995 and 1996 and as a partnership for 1997 for income tax purposes.

The Companies report certain items for income tax purposes on a basis different from that reflected in the accompanying combined financial statements. The principal differences are related to the depreciation of certain assets on accelerated methods and reserves and accruals not currently deductible for income tax purposes. Tax liabilities relating to the reversal of timing differences in future years will be the responsibility of the shareholders.

4.   FINANCING ARRANGEMENTS:

Long-term debt consisted of the following at December 31 (in thousands):

                                                                                 1997           1996
                                                                               --------       --------
              Senior notes, interest payable quarterly (8.85% at
                December 31, 1997), due December 1999                          $  1,760       $  2,720
              Unsecured notes to shareholders of GMG, interest
                payable annually (8.0% at December 31, 1997), due
                in 1998 (contributed to capital effective
                January 1, 1997)                                                     --          4,920
                                                                               --------       --------
                                                                                  1,760          7,640
              Less- Current maturities                                             (960)          (960)
                                                                               --------       --------
              Net long-term debt                                               $    800       $  6,680
                                                                               ========       ========


The senior notes were assumed from and are guaranteed by Carlson Companies, Inc., the former owner of certain GMG entities and Adistra. The senior notes are due in semiannual installments through December 1999.

Effective January 1, 1997, certain shareholders of GMG converted the notes held by them in the principal amount of $4,920,000 and accrued interest in the amount of $1,490,000 into shareholders' equity of GMG and Adistra.

GMG provides financing for the Companies. Each of the business units included within the Companies has a zero balance banking arrangement with GMG. GMG charges or reimburses each of the business units for funds provided at the same rate GMG borrows under its line of credit with Marquette Capital Bank and LaSalle National Bank (8.75% at December 31, 1997). The line of credit is collateralized by the accounts receivable and certain inventories of the Companies. The intercompany balances on which interest is earned or paid are calculated daily, and the end-of-period balances are shown as due from or due to affiliates in the combined statements of net assets.

The balance due to or from GMG for each company is treated as a revolving credit line. At each year end, 50% of the life-to-date profits of each business unit are dividended to GMG. These dividends are included in capital distributions in the combined statements of cash flows. The average borrowings by the Companies under this arrangement during the years ended December 31, 1997 and 1996 were approximately $3,325,000 and $3,223,000, respectively.

The senior notes and bank line-of-credit agreements contain certain restrictions. The senior notes agreements restrict certain payments, advances and distributions, and require maintaining a minimum net worth, attaining prescribed interest expense coverage and meeting selected cash flow ratios. Similarly, the bank line-of-credit agreements restrict certain expenditures, advances and distributions, and require maintaining a minimum net worth, attaining a prescribed debt coverage and meeting selected earnings targets. As of December 31, 1997, GMG and Adistra were in compliance with all of these requirements.

Maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

              1998                                                        $  960
              1999                                                           800
              2000                                                            --
              2001                                                            --
              2002                                                            --
              Thereafter                                                      --
                                                                          ------
                                                                          $1,760
                                                                          ======


5.   COMMITMENTS AND CONTINGENCIES:

CAPITAL LEASES

The Companies have entered into capital lease agreements, principally for various types of equipment. These leases range from three to five years. The leased equipment is included in property, plant and equipment in the combined statements of net assets. Depreciation on the capitalized amounts is included in depreciation expense. Future principal payments under the leases are as follows (in thousands):

              1998                                                        $232
              1999                                                         197
              2000                                                         187
              2001                                                         176
              2002                                                          --
                                                                          ----
                                                                          $792
                                                                          ====


The current and long-term capital lease principal obligations of approximately $232,000 and $560,000 at December 31, 1997, are included in accounts payable and other long-term obligations, respectively, in the combined statements of net assets.

OPERATING LEASES

The Companies have entered into operating lease agreements, principally for plant and office space. Rent expense and other costs associated with these leases were $6,113,000, $5,670,000 and $4,764,000 in 1997, 1996 and 1995, respectively. Combined future minimum lease payments are as follows (in thousands):

              1998                                                        $ 4,994
              1999                                                          4,804
              2000                                                          4,618
              2001                                                          3,461
              2002                                                          2,540
              Thereafter                                                    5,489
                                                                          -------
                                                                          $25,906
                                                                          =======


Included in the above are annual lease payments of $317,000 and $235,000 to a related party, which expire in 2002 and 2005, respectively.

EMPLOYEE BENEFIT PLANS

The Companies have 401(k) savings and investment plans whereby each company matches 50% of an eligible employee's contributions up to a maximum of 6% of the employee's earnings. During 1997, 1996 and 1995, the Companies made contributions of $341,000, $310,000 and $285,000 to the plans, respectively.

DEFERRED COMPENSATION AGREEMENTS

The Companies have entered into deferred compensation agreements with certain employees. As of December 31, 1997 and 1996, the Companies have obligations under these agreements of approximately $363,000 and $356,000, respectively.

LITIGATION MATTERS

The Companies have been named as defendants in lawsuits in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Companies' financial position or results of operations.

6.   RELATED PARTIES:

Several of the divisions of the Companies were purchased from Carlson Companies, Inc. on January 1, 1992. Skip and Barbara Gage are members of the board of directors of Carlson Companies, Inc.

As part of the purchase agreement, Carlson Companies, Inc. agreed to provide certain services to the Companies at the same rates charged for internal company services. All other purchases from Carlson Companies, Inc. are at customer-quoted rates. Carlson Companies, Inc. also purchases certain services from the Companies. These services include promotional services, mailing services, marketing consulting and other marketing-related services. Sales to Carlson Companies, Inc. totaled approximately $2,800,000, $3,600,000 and $5,800,000 and purchases totaled approximately $1,000,000, $1,800,000 and $1,300,000 in 1997, 1996 and 1995, respectively.

7.   SALE OF THE COMPANIES SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

On June 17, 1998, the owners entered into an agreement to sell the net assets of the Companies to an independent third party for total consideration of $81,100,000 consisting of $54,100,000 in cash, $10,000,000 of convertible promissory notes of the acquiring company and common stock valued at $17,000,000 of the acquiring company. The transaction closed on July 24, 1998.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 1998 gives effect to the Gage acquisition as if it had occurred on that date. The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 give effect to the Gage acquisition as if it had occurred at the beginning of the respective periods. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Final purchase adjustments may differ from the pro forma adjustments herein.

         The accompanying pro forma statements are not necessarily indicative of the results of operations which would have been attained had the acquisition been consummated on the dates indicated or which may be attained in the future. These pro forma statements should be read in conjunction with the historical consolidated financial statements of the Company and related notes thereto.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                 JUNE 30, 1998
                             (Dollars In Thousands)

                                                                              PRO FORMA
                                                         AHL       GAGE      ADJUSTMENTS    PRO FORMA
ASSETS
  CURRENT ASSETS:
    Cash                                              $  5,222    $ 2,234    $(2,234)(1)     $  5,222
    Accounts receivable                                 67,398     22,662         --           90,060
    Due from affiliates                                     --        402       (402)(1)           --
    Work in process                                         --      5,670         --            5,670
    Inventory                                            1,894         --         --            1,894
    Prepaid expenses and other                           4,552      1,560         --            6,112
                                                      --------    -------    -------         --------
      TOTAL CURRENT ASSETS                              79,066     32,528     (2,636)         108,958

    Property and equipment                              12,037      9,244     (2,327)(2)       18,954
    Intangibles                                         45,059      8,387     61,983 (2)      115,429
    Other assets                                           714         --         --              714
    Deferred taxes                                         980         --         --              980
                                                      --------    -------    -------         --------
      TOTAL ASSETS                                    $137,856    $50,159    $57,020         $245,035
                                                      ========    =======    =======         ========


LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable                                  $  4,534    $14,425    $    --         $ 18,959
    Accrued payroll and other liabilities               29,215      9,713        800 (3)       39,728
    Current portion of self-insurance reserves             920         --         --              920
    Income taxes payable                                 2,049         23         --            2,072
    Deferred income taxes                                  467         --         --              467
    Current portion of long-term debt                      471        960       (960)(1)          471
                                                      --------    -------    -------         --------
      TOTAL CURRENT LIABILITIES                         37,656     25,121       (160)          62,617
                                                      --------    -------    -------         --------

    Long-term debt, less current portion                17,446      320         (320)(1)
                                                                              54,100 (3)       71,546
                                                      --------    -------    -------         --------
    Self-insurance reserves, less current portion        3,680         --         --            3,680
                                                      --------    -------    -------         --------
    Convertible securities                                  --         --     10,000 (3)       10,000
                                                      --------    -------    -------         --------
    Other long-term obligations                             --      1,322       (204)(1)        1,118
                                                      --------    -------    -------         --------

  SHAREHOLDERS' EQUITY:
    Preferred stock                                         --         --         --               --
    Common stock                                           136         --          5 (3)          141
    Paid in capital                                     62,973     17,037     16,995 (3)
                                                                             (17,037)(4)       79,968
    Cumulative translation adjustment                        4         --         --                4
    Retained earnings                                   15,961      6,359     (6,359)(4)       15,961
                                                      --------    -------    -------         --------
      TOTAL SHAREHOLDERS' EQUITY                        79,074     23,396     (6,396)          96,074
                                                      --------    -------    -------         --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $137,856    $50,159    $57,020         $245,035
                                                      ========    =======    =======         ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) Reflects elimination of Gage cash, bank debt, deferred compensation liability and intercompany balances not assumed by the Company.

(2) Reflects adjustments to record the estimated fair value of the identifiable assets acquired plus the resulting goodwill related to the excess purchase price over the fair value of net assets acquired (in thousands).

Total consideration and costs ...............  $81,900
Estimated fair value of net assets
 purchased ..................................  (13,187)
                                               -------
Adjustments to goodwill .....................  $68,713
                                               =======


(3) Reflects (A) $81.1 million purchase price consisting of $54.1 million in cash provided through the Company's credit facility, issuance of 461,172 shares of AHL common stock with an estimated fair value of approximately $17.0 million as of the acquisition date of July 24, 1998, and issuance of $10.0 million in an interest bearing convertible subordinated note, with an interest rate of 4.5% and (B) the accrual of transaction related expenses of $800,000.

(4)      Reflects the elimination of Gage shareholders' equity.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (in thousands, except per share amounts)

                                                              PRO FORMA
                                           AHL       GAGE    ADJUSTMENTS   PRO FORMA
Revenues                                 $276,013   $81,318   $    --       $357,331
                                         --------   -------   -------       --------
Operating expenses:
  Cost of services                        204,512    37,892        --        242,404
  Field operating                          45,956    33,941     1,035 (1)
                                                               (1,688)(2)     79,244
  Corporate general and administrative     14,840     5,479         -         20,319
                                         --------   -------   -------       --------
    Total operating expenses              265,308    77,312      (653)       341,967
                                         --------   -------   -------       --------
Operating income                           10,705     4,006       653         15,364
Interest expense, net                       1,159       624     3,200 (3)      4,983
Other (income) expense, net                  (723)      336        --           (387)
                                         --------   -------   -------       --------
Income before income taxes                 10,269     3,046    (2,547)        10,768
Income tax provision                        3,850        --       200 (4)      4,050
                                         --------   -------   -------       --------
Income before extraordinary items           6,419     3,046    (2,747)         6,718
Extraordinary items                          (385)       --        --           (385)
                                         --------   -------   -------       --------
Net income                               $  6,034   $ 3,046   $(2,747)      $  6,333
                                         --------   -------   -------       --------

Diluted EPS:
  Number of weighted average shares
  outstanding                              10,960                 461 (5)     11,421
                                         ========             =======       ========
  Earnings per share                     $   0.55                           $   0.55
                                         ========                           ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (In thousands, except per share amounts)

                                                              PRO FORMA
                                           AHL       GAGE    ADJUSTMENTS   PRO FORMA
Revenues                                 $183,371   $40,933   $    --       $224,304
                                         --------   -------   -------       --------
Operating expenses:
  Cost of services                        135,597    18,709        --        154,306
  Field operating                          31,494    17,111       520 (1)
                                                                 (846)(2)     48,279
  Corporate general and administrative      9,047     3,140       --          12,187
                                         --------   -------   -------       --------
    Total operating expenses              176,138    38,960      (326)       214,772
                                         --------   -------   -------       --------
Operating income                            7,233     1,973       326          9,532
Interest expense, net                         214       120     1,792 (3)      2,126
Other (income) expense, net                  (299)       24        --           (275)
                                         --------   -------   -------       --------
Income before income taxes                  7,318     1,829    (1,466)         7,681
Income tax provision                        2,927        --       145 (4)      3,072
                                         --------   -------   -------       --------
Net income                               $  4,391   $ 1,829   $(1,611)      $  4,609
                                         --------   -------   -------       --------

Diluted EPS:
  Number of weighted average shares
  outstanding                              14,163                 461 (5)     14,624
                                         ========             =======       ========
  Earnings per share                     $   0.31                           $   0.32
                                         ========                           ========

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Reflects additional amortization of intangible assets, primarily goodwill, over an estimated useful life of 20 to 40 years.


(2) Reflects change in depreciation and amortization as a result of the allocation of the purchase price to the estimated fair value of net assets acquired.


(3) Reflects interest expense on the increase in the Company's credit facility at an annual rate of 6.2% and interest expense on the subordinated convertible subordinated note at an annual rate of 4.5%.


(4) Reflects effect of income taxes at 40% on Gage pre-tax income net of pro forma adjustments.


(5) Weighted average common shares outstanding assumes that the 461,172 shares of AHL common stock issued as part of the purchase price occurred at the beginning of the respective periods.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 AHL Services, Inc.
                                 (Registrant)

Date:  October 5, 1998           By: /s/ David L. Gamsey
                                     ------------------------------------------
                                     David L. Gamsey
                                     Vice President and Chief Financial Officer
                                     (On behalf of the Registrant and as Chief
                                     Accounting Officer)